                                                                    Exhibit 12.1

Von Hoffmann Corporation
Ratios: Calculation o1 Earnings to Fixed Charges


STATEMENT RE: COMPUTATION OF RATIOS


                             (Predecessor
                                Company)       For the        Total
                           For the Period of   Period of      Fiscal     Year Ended    Year Ended      Year Ended     Year Ended
                               January 1-   May 26-December    Year      December 31,  December 31,    December 31,   December 31,
                              May 24, 1997     31, 1997        1996         1998          1999            2000           2001
                              ------------  ------------   ------------  ------------   ------------   ------------   ------------
Income (loss) before income
taxes and extraordinary item  $  5,201,179  $ (2,055,454)  $  3,145,725  $(18,793,398)  $ (7,239,642)  $ (8,812,520)  $(11,512,193)

Interest expense                   243,873    13,604,700     13,848,573    29,166,401     36,804,979     42,151,480     38,126,625
                              ------------  ------------   ------------  ------------   ------------   ------------   ------------

Adjusted earnings (loss)      $  5,445,052  $ 11,549,246   $ 16,994,298  $ 10,373,003   $ 29,565,337   $ 33,338,960   $ 26,614,432
                              ============  ============   ============  ============   ============   ============   ============

Interest expense              $    243,873  $ 13,604,700   $ 13,848,573  $ 29,166,401   $ 36,804,979   $ 42,151,480   $ 38,126,625
                              ------------  ------------   ------------  ------------   ------------   ------------   ------------

Adjusted fixed charges        $    243,873  $ 13,604,700   $ 13,848,573  $ 29,166,401   $ 36,804,979   $ 42,151,480   S 38,126,625
                              ============  ============   ============  ============   ============   ============   ============

Ratio of earnings to fixed
  charges                            22.33          0.85           1.23          0.36           0.80           0.79           0.70
                              ============  ============   ============  ============   ============   ============   ============

Deficiency in earnings                      $  2,055,454                 $ 18,793,398   $  7,239,642   $  8,812,520   $ 11,512,193
                                            ============                 ============   ============   ============   ============

                                           Quarter Ended
                                             March 31,
                                               2002
                                           -------------
Income (loss) before income
taxes and extraordinary item               $(6,177,961)

Interest expense                             8,007,276
                                           -----------

Adjusted earnings (loss)                   $ 1,829,315
                                           ===========

Interest expense                           $ 8,007,276
                                           -----------

Adjusted fixed charges                     $ 8,007,276
                                           ===========

Ratio of earnings to fixed
  charges                                         0.23
                                           ===========

Deficiency in earnings                     $ 6,177,961
                                           ===========
